UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 18, 2007 (January 11, 2007)

Lightstone Value Plus Real Estate Investment Trust, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland ---------------------------------------	333-117367 ---------------------------------	20-1237795 -----------------------------
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

326 Third Street
Lakewood, New Jersey 08701
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(Address, including zip code, of Principal Executive Offices)
Registrant's telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 11, 2007, Lightstone Value Plus Real Estate Investment Trust, Inc. (the “Registrant”) in conjunction with its sponsor, The Lightstone Group, LLC, committed to purchase a portfolio of 32 industrial properties (the “Portfolio”) for a total purchase price of approximately $138.0 million.

The Registrant has agreed to acquire 18 properties (the “Registrant Portfolio”) located in New Orleans, LA (12 properties), Baton Rouge, LA (4 properties), and San Antonio, TX (2 properties). The Lightstone Group has agreed to acquire 14 properties (the “Lightstone Portfolio”) located in New Orleans, LA (5 properties), Columbus, OH (3 properties), Shreveport, LA (2 properties), Baton Rouge, LA (2 properties), and San Antonio, TX (2 properties).

In determining the allocation of properties between the Registrant and Lightstone, consideration was given to the Registrant’s current dividend policy, its funds available for investment and its leverage limitations. Assets intended for sale (5 properties) and assets representing greater leasing risks were excluded in the determination of the Registrant Portfolio. The effect of this allocation strategy is partially reflected in the occupancy rates of each portfolio, with the Registrant Portfolio reporting an occupancy rate of 96% and the Lightstone Portfolio reporting an occupancy rate of 89%.

The diversification of properties by tenant use was also a consideration in the determination of the Registrant Portfolio. The Lightstone Portfolio represents 1.5 million leasable square feet principally suitable for distribution (78%) and flexible industrial use (22%). The Registrant Portfolio is more balanced with approximately 1.0 million square feet of space suitable for flexible industrial (45%), distribution (40%) and office (15%) uses.

The allocation of purchase price for each portfolio was determined using capitalization rates ranging from 7.5% for properties in the San Antonio, TX market to 8.5% for those properties targeted for sale. The Registrant Portfolio purchase price is approximately $69.0 million, excluding closing costs.

The Board of Directors of the Registrant, including all of the independent directors, considered these factors, as presented to the Board by Lightstone Value Plus REIT LLC, the Registrant’s advisor, and approved the acquisition of the Registrant Portfolio by the Registrant.

A Purchase and Sale agreement (the “Agreement”) for the acquisition of the Portfolio was executed by the Registrant on December 14, 2006, and later amended on January 10, 2007. The Portfolio is being sold by Sealy SHV/NO, L.P., Sealy Ohio, L.P., Sealy Alamo Buildings, L.P., Sealy FRLA SBC, L.L.C., Sealy FRLA I, L.L.C., Sealy FRLA II, L.L.C., Sealy FRLA Office, L.L.C. and Sealy BR4, L.P. (collectively, “Seller”), none of which is an affiliate of the Registrant or its subsidiaries.

The Registrant made an initial earnest money deposit of $2,000,000 on December 15, 2006, one day after executing the Agreement. The Lightstone Group made a second deposit of $2.0 million on January 11, 2007. Although the Seller has satisfied the due diligence condition contained in the Agreement, and the January 11, 2007 escrow deposit indicated the Registrant’s commitment to purchase the Portfolio, its obligation to do so remains subject to the remaining conditions contained in the contract and we cannot make any assurances that the closing will occur.

In evaluating the Registrant Portfolio as a potential acquisition and determining the appropriate amount of consideration to be paid for the Registrant Portfolio, we have considered a variety of factors, including each Property’s location, demographics, quality of tenants, duration of in-place leases, strong occupancy and the fact that the overall rental rates at the Properties are comparable to market rates.

We believe that each Property is well located, has acceptable roadway access and is well maintained. The Properties are subject to competition from similar properties within their respective market areas, and the economic performance of one or more Properties could be affected by changes in local economic conditions. We did not consider any other factors material or relevant to the decision to acquire the Registrant Portfolio.

Item 9.01 Financial Statements and Exhibits.

(a)	Exhibits.

Exhibit Number	Description

10.1 10.2 10.3	Agreement of Purchase and Sale First Amendment to Agreement of Purchase and Sale Form of Assignment and Assumption of Agreement of Purchase and Sale

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.

Date: January 18, 2006	By:	/s/ Michael Schurer
Michael Schurer
Chief Financial Officer and Treasurer